Shareholder meeting results (Unaudited)
February 27, 2014 special meeting
At the meeting, each of the nominees for Trustees was elected, as follows:

                       Votes for            Votes withheld

Liaquat Ahamed        13,538,582            642,211
Ravi Akhoury          13,534,250            646,544
Barbara M. Baumann    13,601,679            579,115
Jameson A. Baxter     13,590,615            590,178
Charles B. Curtis     13,584,722            596,072
Robert J. Darretta    13,600,588            580,206
Katinka Domotorff y   13,558,425            622,369
John A. Hill          13,598,910            581,883
Paul L. Joskow        13,598,204            582,590
Kenneth R. Leibler    13,591,959            588,834
Robert E. Patterson   13,606,009            574,784
George Putnam, III    13,588,614            592,179
Robert L. Reynolds    13,598,181            582,613
W. Thomas Stephens    13,590,834            589,959

A proposal to approve a new management contract between the fund and Putnam
Management was approved as follows:

Votes for    Votes against    Abstentions     Broker non votes
10,543,493   437,342            701,137             2,498,822

March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved, as follows:

Votes for  Votes against   Abstentions      Broker non votes
10,797,485   491,421        785,179          2,399,778

All tabulations are rounded to the nearest whole number.